UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2015

Famous Dave’s of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12701 Whitewater Drive, Suite 200, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2015, Edward H. Rensi resigned as a member of the Board, effective immediately.

On July 13, 2015, Brett D. Heffes resigned as a member of the Board, effective immediately.

Effective July 14, 2015, the Board elected Joseph M. Jacobs and Richard A. Shapiro to serve as directors of the Company, filling two existing vacancies on the Board.

Effective upon Messrs. Jacobs and Shapiro’s election to the Board, David J. Mastrocola resigned as a member of the Board. Mr. Jacobs was appointed to replace Mr. Mastrocola as the Board’s chairman.

Mr. Jacobs, age 62, co-founded Wexford Capital LP in 1994 and serves as Wexford’s President. Mr. Jacobs has primary responsibility for overseeing the activities of the Wexford Private Equity Funds. He has served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. From1982-1994, Mr. Jacobs was employed by Bear Stearns & Co., Inc., where he attained the position of Senior Managing Director. While at Bear Stearns, Mr. Jacobs was active in bankruptcies and restructurings and was responsible for all real estate investment banking activities, including debt and equity financing of real estate on both a private and public basis, real estate investment, and advisory services. From 1979-1982, he was employed as a commercial lending officer at Citibank, N.A. Mr. Jacobs holds an MBA from Harvard Business School and a BS in economics from the Wharton School of the University of Pennsylvania.

Mr. Shapiro, age 44, joined Wexford Capital LP in 2011 and became a Partner in 2014. Mr. Shapiro serves as Portfolio Manager and Co-Head of Equities and is a member of the hedge fund investment committee. From 2007-2011, Mr. Shapiro was a Managing Director and Portfolio Manager at Millennium Management, managing a long-short portfolio. From 2004-2006, Mr. Shapiro was Managing Director and Portfolio Manager in the equities division of Amaranth Advisors. From 1997-1999 and 2001-2004, Mr. Shapiro also gained investment experience at Putnam Investments, 1 to 1 Venture Partners and Lee Munder Capital. Mr. Shapiro holds an MBA from Georgetown University and a BS in Business Administration from the University of California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’s OF AMERICA, INC.

Date: July 16, 2015	By:	/s/ Richard A. Pawlowski
	Name:	Richard A. Pawlowski
	Title:	Chief Financial Officer